Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

BRAND ENGAGEMENT NETWORK INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Class A Common Stock	457(c)	28,370,786	$0.96	(1)	$27,235,954.56	$0.0001476	$4,020

		Total Offering Amounts					$27,235,954.56		$4,020

		Total Fees Previously Paid							$—

		Total Fee Offsets							$—

		Net Fee Due							$4,020

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high ($1.02) and low ($.90) prices of the shares of Common Stock on The Nasdaq Capital Market on September 9, 2024 (such date being within five business days of the date that this registration statement was first filed with the SEC).